Exhibit 10.1

EXECUTION COPY

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

Dated as of October 29, 2003

by and between

GENAISSANCE PHARMACEUTICALS, INC.

and

RAM TRADING, LTD.

i

EXHIBITS

Exhibit A	Certificate of Designation
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Legal Opinion of Counsel to the Company

DISCLOSURE SCHEDULE

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT is made as of October 29, 2003 (this “Agreement”), by and between Genaissance Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and RAM Trading, Ltd., a Cayman Islands exempted company (the “Investor”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, 270,000 shares of the authorized and unissued shares of Series A Preferred Stock, $0.001 par value of the Company (the “Series A Preferred Stock”), which shares of Series A Preferred Stock are convertible into shares of Common Stock, $0.001 par value of the Company (the “Common Stock”), with the shares of Series A Preferred Stock and the shares of Common Stock into which they are convertible to have the respective rights, preferences and privileges specified in the Series A Preferred Stock Certificate of Designation (the “Certificate of Designation”), a copy of which is attached as Exhibit A hereto, and the Certificate of Incorporation of the Company, all on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires to issue to the Investor, and the Investor desires to receive from the Company, a Warrant, in the form attached as Exhibit B hereto, to purchase an additional 190,000 shares of Series A Preferred Stock on the terms and subject to the conditions set forth therein; and

WHEREAS, the Investor has required, as a condition to its willingness to enter into this Agreement, that the Company enter into a Registration Rights Agreement in the form attached as Exhibit C hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.                            Definitions.  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such particular Person.  For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or obligated  by law or executive order to close.

“By-laws” means the By-laws of the Company, as they may be amended from time to time.

“Certificate of Designation” has the meaning set forth in the first Recital above.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as it may be amended from time to time.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Common Stock” has the meaning set forth in the first Recital above.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 7.11.

“Contract” means all contracts, agreements, commitments, understandings and arrangements, whether written or oral.

“Conversion Common Shares” means the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares.  For purposes of this Agreement, any Person who holds Series A Preferred Shares (or who has the right to acquire Series A Preferred Shares) shall be deemed to be the holder of the Conversion Common Shares obtainable upon conversion of such Series A Preferred Shares, regardless of any restriction or limitation on the conversion of such Series A Preferred Shares, such Conversion Common Shares shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Conversion Common Shares hereunder.  As to any particular Conversion Common Shares, such shares shall cease to be Conversion Common Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), (c) otherwise disposed of by the Investor, except to an Affiliate thereof, or (d) repurchased by the Company.

“Court Order” means any judgment, order, award or decree of any foreign, Federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to the Investor in connection with this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal law then in force, and the rules and regulations promulgated thereunder.

“Excluded Issuances” has the meaning set forth in Section 5.5(d).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, Federal, state, local or other government, governmental, statutory or administrative authority or regulatory body (including, without limitation, NASDAQ) or any court, tribunal or judicial or arbitral body.

“Governmental Licenses” has the meaning set forth in Section 7.12.

“Indemnified Liabilities” has the meaning set forth in Section 9.5.

“Indemnitees” has the meaning set forth in Section 9.5.

“Initial Series A Preferred Shares” has the meaning set forth in Section 2.2.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL’s, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investor” has the meaning set forth in the first paragraph of this Agreement.

“Knowledge” means the actual knowledge of Kevin Rakin, Gerald F. Vovis, Richard S. Judson or Ben D. Kaplan.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

“Market Price” shall mean, with respect to one share of Common Stock and for any Business Day:  (i) if the Common Stock is then listed on a national securities exchange or is authorized for quotation on NASDAQ and is designated as a National Market System security, the last sale price of one share of Common Stock, regular way, on such day on the principal stock exchange or market system on which such Common Stock is then listed or authorized for quotation as set forth in the “Close” column of the “Historical Quotations” table on Yahoo!

Finance for the Company’s stock price (or, if Yahoo! Finance is no longer available, as set forth in the Wall Street Journal), or, if no such sale takes place on such Business Day, the last sale price for one share of Common Stock on the prior Business Day as reported in such column or (ii) if the Common Stock is not then listed or authorized for quotation on any national securities exchange or designated as a National Market System security on NASDAQ but is traded over-the-counter, the closing price for one share of Common Stock as reported on NASDAQ or the Electronic Bulletin Board or in the National Daily Quotation Sheets, as applicable.

“Material Adverse Effect” means any one or more events, changes or effects that, individually or in the aggregate, have, or are reasonably likely to have, a material adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of the Company or (ii) the Investor’s rights under this Agreement, the Registration Rights Agreement, the Warrant or the Certificate of Designation.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“Nasdaq National Market” means the Nasdaq National Market of NASDAQ.

“Offer Period” has the meaning set forth in Section 5.5(a).

“Offered Securities” has the meaning set forth in Section 5.5(a).

“Party” means each of the Company and the Investor.

“Permitted Liens” means (i) liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction, (iii) security interests held by Comerica Incorporated pursuant to a Loan and Security Agreement dated as of September 30, 2003 and Connecticut Innovations, Inc. pursuant to a Second Amended and Restated Open-End Leasehold Mortgage, Security Agreement and Financing Statement (Construction Mortgage) dated as of July 26, 2000 and (iv) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity.

“Proposal Notice” has the meaning set forth in Section 5.5(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company and the Investor, the form of which is attached hereto as Exhibit C.

“Representatives” has the meaning set forth in Section 5.12(a).

“Requirements of Law” means any foreign, Federal, state and local laws, statutes, regulations, rules, codes, ordinances, orders or requirements enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“Restricted Securities” means (i) the Series A Preferred Shares issued hereunder and (ii) the Conversion Common Shares.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 6.1 have been delivered by the Company in accordance with Section 6.2.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 6.1.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal law then in force, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission, including any Governmental Authority or agency succeeding to the functions thereof.

“SEC Documents” has the meaning set forth in Section 7.5.

“Series A Preferred Shares” has the meaning set forth in Section 2.3.

“Series A Preferred Stock” has the meaning set forth in the first Recital above.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)  any Federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other assessment or charge in the nature of taxes of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and

(ii)  any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of any obligation of the Company under any Tax sharing or indemnity arrangement.

“Warrant” means the Warrant, dated as of the date hereof, issued by the Company to the Investor, the form of which is attached hereto as Exhibit B.

“Warrant Shares” has the meaning set forth in Section 2.3.

1.2.                            Interpretation.  (a) As used in this Agreement, the Registration Rights Agreement and the Warrant, unless the context clearly indicates otherwise:

(i)                                     words used in the singular include the plural and words in the plural include the singular;

(ii)                                  reference to any Person includes such Person’s successors and assigns, but only if such successors and assigns are permitted by this Agreement, the Registration Rights Agreement or the Warrant, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii)                               reference to any gender includes the other gender;

(iv)                              whenever the words “include,” “includes” or “including” are used in this Agreement or the Registration Rights Agreement, they shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import;

(v)                                 reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)                              the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)                           reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)                        reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(ix)                                relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x)                                   in the event of any conflict between the provisions of the body of this Agreement and the Disclosure Schedule, the provisions of the body of this Agreement shall control; and

(xi)                                the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 This Agreement, the Registration Rights Agreement and the Warrant were negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement, the Registration Rights Agreement or the Warrant to be construed or interpreted against any Party shall apply to any construction or interpretation hereof.  Subject to Section 9.6, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.

1.3.                            Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP, unless such principles are inconsistent with the express requirements of this Agreement; provided, that, if because of a change of GAAP after the date of this Agreement the Company would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with the Company’s previous accounting principles, methods and policies.

ARTICLE II

PURCHASE AND SALE OF SERIES A PREFERRED SHARES; WARRANT

2.1.                            Authorization of the Series A Preferred Shares; Filing of Certificate of Designation.  Prior to or contemporaneously with the Closing (as defined below), the Company shall (a) authorize the issuance and sale to the Investor of up to 460,000 shares of Series A Preferred Stock, (b) reserve for issuance a sufficient number of shares of Series A Preferred Stock to permit the exercise in full of the Warrant, (c) reserve for issuance a sufficient number of shares of Common Stock to permit conversion of all such shares of Series A Preferred Stock and (d) file the Certificate of Designation attached as Exhibit A hereto.

2.2.                            Purchase and Sale of the Initial Series A Preferred Shares; Delivery of Initial Series A Preferred Shares.  At the Closing, subject to the terms and the conditions set forth herein, including the representations and warranties set forth herein and the closing documents delivered pursuant hereto, (a) the Company shall issue, sell and deliver to the Investor, free and clear of all Liens, and the Investor shall purchase from the Company at a purchase price of $22.50 per share, 270,000 shares of Series A Preferred Stock (the “Initial Series A Preferred Shares”) against delivery to the Company by the Investor of Six Million Seventy Five Thousand Dollars ($6,075,000) (the “Purchase Price”) by wire transfer of immediately available funds to an account specified by the Company and (b) the Company shall issue and deliver to the Investor, free and clear of all Liens, one or more stock certificates, duly executed by the Company and registered in the Company’s stock ledger in the Investor’s or its nominee’s name, evidencing the Initial Series A Preferred Shares

2.3.                            Warrant.  At the Closing, subject to the terms and the conditions set forth herein, including the representations and warranties set forth herein and the closing documents delivered pursuant hereto, the Company shall issue to the Investor the Warrant to purchase, on the terms and conditions set forth therein, an additional 190,000 shares of Series A Preferred Stock (the “Warrant Shares” and, together with the Initial Series A Preferred Shares, the “Series A Preferred Shares”).

2.4.                            Closing.  The closing of the purchase and sale of the Initial Series A Preferred Shares and the issuance of the Warrant (the “Closing”) shall take place at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603 at 10:00 a.m., local time, on the date of this Agreement, or at such other place or time or on such other date as shall be agreed to by the Company and the Investor.  The time and date on which the Initial Closing is actually held are sometimes referred to herein as the “Closing Date.”

ARTICLE III

CONDITIONS OF THE INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligation of the Investor to purchase the Initial Series A Preferred Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Investor at or prior to the Closing of each of the following conditions:

3.1.                            Representations and Warranties.  Each of the representations and warranties of the Company contained in Article VII shall be true, correct and complete on and as of the Closing Date as though then made (except for representations and warranties that speak as of a specific date in which case such representations or warranties only need be true and correct as of the specified date).

3.2.                            Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

3.3.                            Governmental Authority.  On or prior to the Closing Date, any authorizations, consents, approvals or permits of any Governmental Authority that are required by law in connection with the lawful sale and issuance of the Series A Preferred Shares or the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrant, shall have been duly obtained by the Company, and shall be effective on and as of the Closing Date.

3.4.                            Consents.  On or prior to the Closing Date, the Company shall have received and delivered to special counsel to the Investor, copies of all consents and approvals of third parties required under all Contracts to which the Company is a party in connection with the execution, delivery or performance by the Company of this Agreement or any of the other agreements or documents contemplated hereby (including any necessary waivers of any preemptive rights, any rights of first refusal and any registration rights), other than those set forth on Schedule 3.4 of the Disclosure Schedule and those which would not, individually or in the aggregate, have a Material Adverse Effect.

3.5.                            Issuance Permitted by Requirements of Law.  The issuance of the Series A Preferred Shares to be issued by the Company hereunder at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirements of Law and (b) shall not subject the Investor to any penalty under or pursuant to any Requirements of Law.

3.6.                            Closing Deliveries.  At the Closing, the Company shall have delivered to the Investor all of the following:

(a)                                  Copy of the Certificate of Incorporation, as amended by the Certificate of Designation, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)                                 Certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Delaware;

(c)                                  Certificate of the Chief Executive Officer of the Company, dated the Closing Date, to the effect that, to his knowledge after due inquiry, the conditions specified in Sections 3.1 through 3.5 have been satisfied fully;

(d)                                 One or more stock certificates, duly executed by the Company and registered in the Company’s stock ledger in the Investor’s or its nominee’s name, evidencing the Initial Series A Preferred Shares;

(e)                                  Certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Investor, as to (i) no amendments to the Certificate of Incorporation since a specified date; (ii) the By-laws; (iii) the resolutions duly adopted by the Board of Directors authorizing and approving (including for purposes of §203 of the Delaware General Corporation Law), as appropriate, the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrant by the Company and the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Series A Preferred Shares and the reservation for issuance of the Conversion Common Shares, and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware; and (iv) the incumbency and signatures of the officers of the Company authorized to execute and deliver this Agreement, the Registration Rights Agreement, the Warrant and the Certificate of Designation;

(f)                                    Legal opinion of Hale and Dorr LLP, special counsel for the Company, dated the Closing Date, addressed to the Investor and in substantially the form attached hereto as Exhibit D;

(g)                                 Registration Rights Agreement, duly executed by the Company;

(h)                                 Warrant, duly executed by the Company; and

(i)                                     Such other documents, instruments, approvals or opinions relating to the transactions contemplated by this Agreement as the Investor or its special counsel may reasonably request.

3.7.                            Waiver.  Any condition specified in this Article III may be waived if consented to by the Investor; provided, that no such waiver shall be effective against the Investor unless it is set forth in a writing duly executed by the Investor.

ARTICLE IV

CONDITIONS OF THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligation of the Company to issue, sell and deliver the Initial Series A Preferred Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Company at or prior to the Closing of each of the following conditions:

4.1.                            Representations and Warranties.  Each of the representations and warranties of the Investor contained in Article VIII shall be true, correct and complete on and as of the Closing Date as though then made (except for representations and warranties that speak as of a specific date in which case such representations or warranties only need be true and correct as of the specified date).

4.2.                            Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with.

4.3.                            Registration Rights Agreement.  At the Closing, the Investor shall have executed and delivered the Registration Rights Agreement to the Company.

4.4.                            Payment of Purchase Price.  The Investor shall have delivered to the Company the Purchase Price in accordance with Section 2.2.

4.5.                            Governmental Authority.  On or prior to the Closing Date, the Company shall have received any authorizations, consents, approvals or permits of any Governmental Authority that are required by law in connection with the lawful sale and issuance of the Series A Preferred Shares or the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Warrant.

4.6.                            Consents.  Other than as set forth on Schedule 3.4 of the Disclosure Schedule, on or prior to the Closing Date, the Company shall have received any consents required under material Contracts to which the Company is a party in connection with the execution, delivery or performance by the Company of this Agreement or any of the other agreements or documents contemplated hereby (including any necessary waivers of any preemptive rights, any rights of first refusal and any registration rights), other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7.                            Issuance Permitted by Requirements of Law.  The issuance of the Series A Preferred Shares to be issued by the Company hereunder at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirements of Law and (b) shall not subject the Company to any penalty under or pursuant to any Requirements of Law.

4.8.                            Waiver.  Any condition specified in this Article IV may be waived if consented to by the Company; provided, that, no such waiver shall be effective against the Company unless it is set forth in a writing duly executed by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.                            Compliance with Agreements.  The Company shall perform and observe (a) all of its obligations to each holder of the Series A Preferred Shares and all of its obligations to each holder of the Conversion Common Shares set forth in the Certificate of Incorporation (including the Certificate of Designation) and the By-laws and (b) all of its obligations to each holder of Registrable Securities (as defined in the Registration Rights Agreement) set forth in the Registration Rights Agreement.  The Company shall not hereafter enter into any agreement that violates, or prevents the Company from performing its obligations under, this Agreement, the Certificate of Designation or the Registration Rights Agreement.

5.2.                            Reporting Status; Current Public Information.  The Company shall comply with all applicable laws, rules and regulations of all Governmental Authorities, including the rules and regulations under the Securities Act and the Exchange Act, and the rules of any securities exchange upon which any shares of its capital stock are listed and/or NASDAQ, except where the failure to do so would not have a Material Adverse Effect.  The Company shall use commercially reasonable efforts to maintain (a) its status as a company with securities registered under Section 12 of the Exchange Act and (b) the quotation of the Common Stock on the Nasdaq National Market.  The Company shall take such action and provide such information regarding the Company as the Investor may reasonably request to enable the Investor to sell Restricted Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC.  Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

5.3.                            Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all outstanding Series A Preferred Shares, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the full conversion of all of the Series A Preferred Shares, the Company shall use its best efforts to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.4.                            Listing.  The Company shall promptly secure the listing (or quotation) of all the Conversion Common Shares upon each national securities exchange and automated quotation system upon which shares of Common Stock are then listed (or quoted) and shall maintain, so long as any other shares of Common Stock shall be so listed (or quoted), such listing (or quotation) of all Conversion Common Shares.

5.5.                            Pre-emptive Rights.  (a) Except for Excluded Issuances (as defined below in Section 5.5(d)), if the Company issues any of its Common Stock, Series A Preferred or other equity securities, debt securities containing equity features or other securities or other rights convertible into or containing options or rights to acquire any such debt or equity securities (“Offered Securities”), the Company shall first offer, by written notice (a “Proposal Notice”), to sell to each holder of Series A Preferred Shares and the holder of the Warrant, a portion of such Offered Securities equal to the product of (i) the number of such Offered Securities and (ii) the quotient determined by dividing (A) the number of Conversion Common Shares held by such holder by (B) the number of shares of Common Stock then outstanding (calculated assuming the conversion into Common Stock of all Series A Preferred Shares outstanding immediately prior to such proposed issuance and assuming the exercise of all securities then exercisable into Common Stock and the conversion of all securities then convertible into Common Stock).  The Proposal Notice shall be delivered to each holder of Series A Preferred Shares at least  twenty (20) days prior to the proposed issuance and shall set forth in reasonable detail the Offered Securities, the purchase price thereof, the payment terms and such holder’s percentage allotment.  During such 10-day period following delivery of the Proposal Notice (the “Offer Period”), each holder of Series A Preferred Shares shall be entitled to purchase its portion of such Offered Securities at the most favorable price and on the most favorable terms as such Offered Securities are to be offered to any other Person.

(b)                                 In order to exercise its purchase rights hereunder, each holder of Series A Preferred Shares must deliver a written notice to the Company describing its election hereunder within ten (10) days after receipt of the Proposal Notice from the Company; provided, that any such election may be subject to the consummation of the sale of the Offered Securities and other rights described in the Proposal Notice on the terms set forth therein.

(c)                                  To the extent any of the Offered Securities are not acquired by any holder of Series A Preferred Shares pursuant to Section 3.5(a), the Company shall be entitled to sell such Offered Securities on terms and conditions no more favorable to the purchasers thereof than those offered to the holders of Series A Preferred Shares during the ninety (90) days following the expiration of the Offer Period.  Any Offered Securities so offered or sold by the Company to any Person after such 90-day period must be reoffered to each holder of Series A Preferred Shares pursuant to the terms of Section 3.5(a).

(d)                                 For purposes of the foregoing, “Excluded Issuances” means (A) issuances to employees, officers, directors and consultants of the Company of stock options, restricted stock or other stock awards under any equity incentive or restricted stock plan or plans currently existing or as amended or approved hereafter by the Board of Directors, (B) the issuance of shares of Common Stock upon exercise of the options referred to in clause (A) of this subsection in accordance with their terms, (C) issuances of Common Stock or other equity securities of the Company upon conversion or exchange of any Series A Preferred Shares or of any securities issued directly or indirectly upon conversion or exchange thereof, in each case in accordance with the Certificate of Incorporation, (D) the issuance of shares of Common Stock pursuant to the respective terms of warrants outstanding on the date hereof, (E) the issuance of shares of Common Stock of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications, (F) the issuance of shares of Common Stock in connection with acquisitions or equipment lease financings, (G) the issuance of shares of

Common Stock in a public offering pursuant to an effective registration statement and (H) any other issuance of Common Stock or other Company securities if and to the extent that the holders of a majority of the outstanding Series A Preferred Shares have waived in writing the provisions of this Section 5.5 in respect thereof.

5.6.                            Filing of Form 8-K.  Following the Closing Date, the Company shall file a current report on Form 8-K with the SEC concerning the transactions contemplated hereby in accordance with the rules and regulations of the SEC.

5.7.                            Press Release; Use of Party’s Name.  Any press release issued by either party hereto in connection with the transactions contemplated hereby or by the Registration Rights Agreement shall be approved by the other party hereto prior to its issuance.  In addition, neither party hereto shall use the name of the other party hereto in any manner, context or format (including any reference on or links to websites or any press release) without the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, other than in connection with any required filing with the SEC or in connection with any claim, suit, subpoena or other legal proceeding.

5.8.                            Expenses.  Each of the Company and the Investor shall bear its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, except that the Company shall reimburse the Investor for its reasonable out-of-pocket due diligence expenses and for the reasonable legal fees and expenses, not to exceed $100,000, of Sidley Austin Brown & Wood LLP, special legal counsel to the Investor.  The Company acknowledges that its obligation to reimburse the Investor for the fees and expenses of Sidley Austin Brown & Wood LLP shall be fulfilled at the Closing.  In addition, the Company shall also reimburse the Investor for its reasonable legal expenses incurred in connection with any amendment of, or waiver or consent requested by or for the benefit of the Company under, this Agreement or the Registration Rights Agreement.

5.9.                            Use of Proceeds.  The Company shall use the proceeds of the sale of the Series A Preferred Shares for working capital and other general corporate purposes.

5.10.                     Short Sales.  The Investor hereby agrees that it will not, and shall cause its Affiliates not to, sell shares of Common Stock on a “short” basis from the date hereof until the earlier of (a) January 30, 2004 or (b) the date on which the Market Price of the Common Stock exceeds $4.00 (as adjusted for any stock split, stock dividend, recapitalization or otherwise).

5.11.                     Standstill.  Except as may be specifically approved in writing by the Board of Directors, the Investor shall not, and shall cause any Affiliates to not, in any manner, directly or indirectly, either individually or together with any Person or Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), acquire, or offer or agree to acquire, or become the beneficial owner of or obtain any rights in respect of any capital stock of the Company, except (a) shares of Common Stock that may be issuable upon the conversion of the Series A Preferred Shares, (b) shares of Series A Preferred Stock that may be issued upon exercise of the Warrant, (c) securities of the Company or any of its successors issued as dividends or as a result of stock splits and similar reclassifications or received in a consolidation, merger or other business combination in respect of, in exchange for or upon conversion of the Series A Preferred Shares or securities held by the Investor or any of its Affiliates at the time of such dividend, split, reclassification, consolidation or merger or business combination or (d) shares of Common Stock of the Company acquired in the market or privately negotiated transactions, provided that, in the case of this clause (d), the aggregate number of such shares of Common Stock so acquired plus all shares of underlying Common Stock held by the Investor or its Affiliates do not exceed after such acquisition thirty percent (30%) of all the issued and outstanding shares of Common Stock of the Company on a fully-diluted basis, assuming the exercise of all securities then exercisable into Common Stock and the conversion of all securities then convertible into Common Stock; provided, that, in no event shall the aggregate number of shares of Common Stock so acquired plus all shares of underlying Common Stock held by the Investor and its Affiliates exceed thirty five percent (35%) of all of the issued and outstanding shares of Common Stock (including any Common Stock that is issuable upon the exercise of issued and outstanding Series A Preferred Shares) of the Company.

5.12.                     Non-Public Information.

(a)                                  The Investor will hold, and will use its reasonable best efforts to cause each of its officers, partners, directors, employees, accountants, counsel, consultants, advisors and agents (the “Representatives”) to hold, in confidence, at all times unless compelled to disclose by judicial or administrative process or by other Requirements of Law, all confidential documents and information concerning the Company and its Affiliates that have been furnished to the Investor or its Representatives as of the date hereof.  The Investor agrees that it will not, and will use its reasonable best efforts to cause the Representatives not to, use any confidential documents or information concerning the Company for any purpose other than in connection with the transactions contemplated by this Agreement.  If this Agreement is terminated, the Investor will, and will use its reasonable best efforts to cause the Representatives to, destroy or deliver to the Company all confidential documents and other materials concerning the Company, and all copies thereof, obtained by the Investor, or on its behalf, from the Company or its advisors in connection with this Agreement.

(b)                                 The Company covenants and agrees that neither it nor any other Person acting on its behalf after the execution hereof will provide the Investor or its agents or counsel with any information that the Company believes constitutes material non-public information.

(c)                                  The Company understands and confirms that the Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

5.13.                     Transfer Restrictions.

(a)                                  The Investor shall not sell or otherwise transfer any Series A Preferred Shares, except (i) to an Affiliate of the Investor (provided such sale or other transfer is of at least 10,000 Series A Preferred Shares at any given time), (ii) to any other Person with the prior written consent of the Company’s Board of Directors, which consent shall not be unreasonably withheld, (iii) to the Company in connection with its redemption or conversion to Common

Stock pursuant to the Certificate of Designation, or (iv) in connection with a tender offer approved by the Company’s Board of Directors.  No transfer otherwise permissible shall be effective unless a permitted transferee agrees in writing expressly for the Company’s benefit to be bound by the provisions of this Agreement.

(b)                                 The Company acknowledges and agrees that the Investor may from time to time make a bona fide pledge, and/or grant a security interest in some or all, of the Series A Preferred Shares pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, the Investor may deliver pledged or secured Series A Preferred Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval or consent of the Company.  No notice shall be required of such pledge.

ARTICLE VI

TRANSFER OF RESTRICTED SECURITIES

6.1.                            Legend.  Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND THE SECURITIES LAW OF ANY APPLICABLE STATE.”

6.2.                            Legend Removal.  If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 6.1 from the certificates for such Restricted Securities.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Investor to enter into this Agreement and to the purchase of the Series A Preferred Shares, and except as set forth on the Disclosure Schedule attached hereto (the disclosures in any Schedule of the Disclosure Schedule shall qualify other Schedules only to the extent it its reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Schedules), the Company hereby represents and warrants to the Investor and agrees as follows:

7.1.                            Organization, Qualifications and Corporate Power.  (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has full legal and corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.  The Company is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its assets or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing, would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 The Company has full legal and corporate power and authority (i) to execute, deliver and perform each of this Agreement, the Registration Rights Agreement and the Warrant, (ii) to issue, sell and deliver the Series A Preferred Shares and the Conversion Common Shares, (iii) to carry out fully and perform its obligations under the terms hereof and thereof, and (iv) to file the Certificate of Designation with the Secretary of State of the State of Delaware.

(c)                                  The Company is in compliance in all material respects with all of the terms and provisions of its Certificate of Incorporation and By-laws.

7.2.                            Authorization; No Conflicts.  (a)  The execution, delivery and performance by the Company of each of this Agreement, the Registration Rights Agreement and the Warrant, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and the issuance, sale and delivery of the Series A Preferred Shares and the Conversion Common Shares (i) have been duly authorized and approved by all requisite action on the part of the Company and the Board of Directors (including for purposes of Section 203 of the Delaware General Corporation Law) and (ii) do not require any approval or authorization from the Company’s stockholders (whether pursuant to the Certificate of Incorporation, By-laws, any Requirements of Law or otherwise).  This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Registration Rights Agreement and the Warrant has been duly authorized by the Company and, upon execution and delivery by the Company, will be a legal, valid and binding obligation of the Company enforceable in accordance with its respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                 Neither the execution and delivery of this Agreement, the Registration Rights Agreement or the Warrant or the consummation of any of the transactions contemplated hereby or thereby by the Company nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Company will:

(i)                                     conflict with, result in a breach or violation of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company, under (A) the Certificate of Incorporation or the By-laws, (B) any note, instrument, contract, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or any of its assets or properties is subject or by which the Company is bound, (C) any Court Order to which the Company is a party or any of its assets or properties is subject or by which the Company is bound, or (D) any Requirements of Law affecting the Company or its assets or properties, other than, with respect to clauses (B), (C) and (D), any such conflicts, breaches, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect; or

(ii)                                  require the approval, consent, authorization or act of, or the making by the Company of any material declaration, filing or registration with, any Person (except for (A) with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the SEC and filings pursuant to state securities laws, (B) routine post-closing notice filings with the SEC and under state corporation and securities laws, each of which will be filed timely within the applicable period therefor), (C) the filing of a listing of additional shares notification form with NASDAQ listing the Conversion Common Shares on the Nasdaq National Market (provided, that this clause (C) shall not be construed to limit or in any way affect the representation of the Company contained in Section 7.2(a)(ii)) and (D) as disclosed on Schedule 3.4 of the Disclosure Schedule).

7.3.                            Subsidiaries and Investments.  Except as set forth on Schedule 7.3 of the Disclosure Schedule, the Company does not, directly or indirectly, (a) own of record or beneficially or hold the right to acquire any outstanding voting securities or other equity interests, in each case in any other Person or (b) control or direct the operations of any other Person.

7.4.                            Authorized Capital Stock.  (a)  The authorized capital stock of the Company consists of (i) 58,000,000 shares of Common Stock, of which 23,212,807 shares are issued and outstanding as of the date hereof, (ii) 2,000,000 shares of non-voting common stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 shares of preferred stock, $0.001 par value per share, of which 460,000 shares have been designated as Series A Preferred Stock, no shares of which are issued and outstanding.  The Company has reserved for issuance sufficient shares of Common Stock for issuance upon conversion of all outstanding Series A Preferred Shares.

(b)                                 There are outstanding as of October 27, 2003, (i) options to purchase an aggregate of 3,673,350 shares of Common Stock, of which 923,775 have an exercise price of less than $2.25 per share, and (ii) warrants to purchase an aggregate of 733,836 shares of Common Stock, subject, in each case, to the terms thereof.

(c)                                  No Person is entitled to any pre-emptive right or right of first refusal with respect to the issuance of any capital stock of the Company, including the Series A Preferred Shares.  Except as set forth on Schedule 7.4 of the Disclosure Schedule and those described in paragraph (b) above, (i) there are no outstanding pre-emptive rights, options, warrants, conversion rights, agreements or other rights to purchase any of the authorized but unissued capital stock of the Company or any securities convertible or exchangeable into any capital stock of the Company, other than those issued, reserved or committed to be issued pursuant to this

Agreement and (ii) none of such rights, options, warrants or agreements provide for a purchase price of Common Stock of less than $2.25 per share.

(d)                                 The Company is not a party to any existing written agreement with the holder of any of its securities that requires the Company to purchase or otherwise acquire any of such securities from their holder under any circumstances (other than (i) option agreements or restricted stock purchase agreements or other comparable agreements approved by the Board of Directors that require the Company to repurchase or otherwise acquire from an officer, employee, director or consultant of the Company shares of the Company’s capital stock or other equity securities (A) upon the termination of employment of such officer, employee, director or consultant of the Company or (B) in connection with the surrender of shares or other equity securities to the Company or (ii) any agreements pursuant to which the Company is required to purchase or otherwise acquire its securities for an amount, individually or in the aggregate, less than $50,000).

(e)                                  The Series A Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be (i) duly and validly issued, fully paid, non-assessable and free and clear of all Liens, except any Liens created by or through the Investor, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and Federal securities laws and (ii) issued in compliance with all state and Federal securities laws and in compliance with the rules and regulations of NASDAQ.

(f)                                    The Conversion Common Shares issuable upon conversion of the Series A Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the provisions of the Series A Preferred Shares, will be (i) duly and validly issued, fully paid, non-assessable and free and clear of all Liens, except any Liens created by or through the Investor, and will be free of restrictions on transfer other than restrictions under applicable state and Federal securities laws, (ii) issued in compliance with all state and Federal securities laws and in compliance with the rules and regulations of NASDAQ and (iii) entitled to be quoted and/or listed on the Nasdaq National Market.

7.5.                            SEC Documents.  The Common Stock is registered pursuant to Section 12 of the Exchange Act, the Company has taken no action designed to, or likely to have the effect of, terminating such registration and the Company has not received any notification that the SEC is contemplating terminating such registration. Since October 15, 2000, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being referred to herein as the “SEC Documents”).  As of the respective date of filing of each such SEC Document, each such SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.  None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, to the Knowledge of the Company, there are no unresolved comments issued by the

SEC with respect to the SEC Documents.  The Company is currently eligible to use Form S-3 to register the Conversion Common Shares to be offered for the account of the Investor.

7.6.                            NASDAQ.  The Common Stock is quoted on the Nasdaq National Market and the Company has taken no action designed to, or likely to have the effect of, terminating such quotation.  The Company is not in violation of the listing or quotation requirements of NASDAQ and has no Knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock by NASDAQ in the foreseeable future.

7.7.                            Financial Statements.  The financial statements (including, in each case, any related notes and schedules thereto) of the Company included in the SEC Documents have been prepared in accordance with GAAP during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

7.8.                            No Material Adverse Change.  Since June 30, 2003, (a) there has been no Material Adverse Effect and (b) the Company has operated its business in the ordinary course in all material respects.

7.9.                            Contracts.  The Contracts described in the SEC Documents as being in effect on the date hereof that are material to the Company are in full force and effect on the date hereof, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach of or default under any of such Contracts, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect.

7.10.                     Tax Matters.  All material Tax returns of the Company required by law to be filed have been duly filed and all Taxes which are due and payable, have been paid, except any such Taxes (a) (i) the payment of which the Company is contesting in good faith, (ii) for which adequate reserves (as determined in accordance with GAAP) have been provided on the books of the Company, and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, sale or similar proceedings have been commenced, (b) which may result from audits not yet conducted or (c) the failure of which to pay would not have a Material Adverse Effect.  The charges, accruals and reserves on the financial statements of the Company included in the SEC Documents in respect of Taxes have been determined in accordance with GAAP.

7.11.                     Intellectual Property Rights.  The Company owns or has the right to use pursuant to a valid license, sublicense, agreement or other permission all Intellectual Property Rights that are material to the operation of the Company’s business as currently conducted (collectively, the “Company Intellectual Property”).  To the Knowledge of the Company, no third Person has asserted any challenge to the validity of the rights of the Company in or to any Company Intellectual Property and to the Knowledge of the Company, there is currently no infringement by any third Person of any Company Intellectual Property.  Except as set forth on Schedule 7.11 of the Disclosure Schedule, there is no pending or, to the Knowledge of the

Company, threatened action, suit, proceeding or claim by any third Person that the operation of the business by the Company infringes or otherwise violates any intellectual property of any third Person nor, to the Knowledge of the Company, does any reasonable basis exists for such an action, suit, proceeding or claim.

7.12.                     Possession of Licenses and Permits.  The Company possesses such permits, licenses, approvals, consents, franchises, grants, easements, variances, exceptions, certificates and other authorizations issued by Governmental Authorities that are necessary to own, lease and operate its properties and to conduct its business as currently conducted (collectively, “Governmental Licenses”), except such permits, licenses, approvals, consents, franchises, grants, easements, variances, exceptions, certificates and other authorizations the failure of which to possess would not, individually or in the aggregate, have a Material Adverse Effect.  The Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.  To the Knowledge of the Company, the Company has not received any notice of proceedings relating to the revocation, suspension, cancellation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

7.13.                     Compliance with Laws; Litigation.

(a)                                  The Company is in compliance with all applicable Requirements of Law and Court Orders, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.  To the Knowledge of the Company, neither the Company nor any officer, director, representative, agent or Affiliate of the Company has at any time made any unlawful payments on behalf of the Company for political contributions or made any bribes, kickback payments or other illegal payments.

(b)                                 Except as set forth in the SEC Documents, (i) there is no material action, suit, proceeding, inquiry, arbitration or any investigation before any court, public board, government agency or self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against the Company and (ii) to the Knowledge of the Company, there is no material action, suit or proceeding pending or threatened in which the Company is the plaintiff or claimant.

7.14.                     Governmental Approvals; No Registration.  Subject to the accuracy of the representations and warranties of the Investor set forth in Article VIII, no material permit, consent, approval or authorization of, or registration to or filing with, any Governmental Authority is or will be required in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement, or the issuance, sale and delivery of the Series A Preferred Shares or the reservation for issuance of the Conversion Common Shares, or the consummation by the Company of any other transactions contemplated hereby or thereby, except for (a) with respect to the Registration Rights Agreement, the registration of the shares covered thereby with the SEC and filings pursuant to state securities laws, (b) routine post-closing notice filings with the SEC and under state corporation and securities laws, each of which will be filed timely within the applicable period therefor, and (c) the filing of a listing of additional shares notification form with NASDAQ listing the Conversion Common Shares on the Nasdaq National Market.

7.15.                     Investment Company.  The Company is not, and immediately after receipt of the Purchase Price will not be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and conducts its business in a manner so that it will not become subject to such Act.

7.16.                     Employees.  The Company does not have Knowledge that any executive officer of the Company or any group of employees of the Company has any plans to terminate employment with the Company.  The Company has complied in all material respects with all laws relating to the employment of labor (including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other employment taxes, and the Employee Retirement Income Security Act of 1974, as amended.  No labor dispute with the employees of the Company exists nor, to the Knowledge of the Company, is threatened.

7.17.                     Regulatory Matters.  To the Knowledge of the Company, there are no rulemaking or similar proceedings before The United States Food and Drug Administration which involve or affect the Company, which, if the subject of an action unfavorable to the Company, would have a Material Adverse Effect, other than as disclosed in the SEC Documents; provided, that, it is agreed and acknowledged that the Company has not made any investigation whatsoever with respect to this representation.

7.18.                     No Manipulation of Stock.  The Company has not taken and will not, in violation of applicable law, take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock.

7.19.                     Brokers.  The Company has no Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which the Company shall have any liability or responsibility.

7.20.                     No General Solicitation.  None of the Company, any of its Affiliates or any Person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Series A Preferred Shares.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

As an inducement to the Company to enter into this Agreement and to issue and sell the Series A Preferred Shares, the Investor hereby represents and warrants to the Company and agrees as follows:

8.1.                            Authorization.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized and approved by the Investor.  This Agreement has been duly executed and delivered by the Investor and is the legal, valid and binding obligation of the Investor enforceable in accordance with its terms, and the Registration Rights Agreement has been duly authorized by the Investor and, upon execution and delivery by the other parties thereto, will be a legal, valid and binding obligation of the Investor enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

8.2.                            Brokers.  The Investor has no Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which the Investor shall have any liability or responsibility.

8.3.                            Investment Representations.

(a)                                  The Investor is acquiring the Series A Preferred Shares, and the shares of Common Stock into which the Series A Preferred Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with this Agreement and all applicable federal and state securities laws.  Subject to the immediately preceding sentence and Section 5.10, nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Series A Preferred Shares or the shares of Common Stock into which the Series A Preferred Shares may be converted for any period of time.  The Investor is acquiring the Series A Preferred Shares and the shares of Common Stock into which the Series A Preferred Shares may be converted in the ordinary course of its business and the Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of such securities.  The Investor agrees to the imprinting, so long as required by law, of a legend on certificates representing the shares of Series A Preferred Shares or any shares of Common Stock issued upon conversion of the Series A Preferred Shares as set forth in Section 6.

(b)                                 The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)                                  The Investor understands that the Restricted Securities being sold hereby have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws.  Because the Restricted Securities have not been registered under the Securities Act or applicable state securities laws, the Restricted Securities may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws.

(d)                                 The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the

Series A Preferred Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Series A Preferred.  The Investor understands that its investment in the Series A Preferred Shares involves a high degree of risk.

8.4.                            Company Stock Ownership.  The Investor, together with its Affiliates, own, in the aggregate, including any rights to acquire any capital stock of the Company (other than pursuant to this Agreement), not more than 900,000 shares of Common Stock as of the date hereof.

ARTICLE IX

MISCELLANEOUS

9.1.                            Survival of Representations and Warranties.  All representations and warranties contained herein will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of the Investor, until the date that is one year after the Closing Date.

9.2.                            Amendments and Waivers.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, modified or waived only with the written consent of the Company and the holders of a majority of the outstanding Conversion Common Shares.  No course of dealing between the Company and the holder of any Conversion Common Shares or any delay in exercising any rights hereunder or under the Registration Rights Agreement or the Certificate of Designation will operate as a waiver of any rights of any such holders.

9.3.                            Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties will bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not.  Neither party may assign this Agreement or its respective rights hereunder; provided, that the Investor may assign its rights hereunder, without the consent of the Company, to any of its Affiliates.

9.4.                            Remedies.  Each holder of any Series A Preferred Shares or Conversion Common Shares shall have all rights and remedies set forth in this Agreement, the Certificate of Incorporation and all rights that such holders have under any law.

9.5.                            Indemnification.  In consideration of the Investor’s execution and delivery of this Agreement and acquisition of the Series A Preferred Shares and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and each other holder of Series A Preferred Shares and Conversion Common Shares and all of their partners, officers, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all losses, costs, penalties, fees, liabilities and damages and expenses (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Indemnitees as a result of, or arising out of, or relating to any action, cause of action, suit or claim brought by a third party as a result of or in connection with the transactions contemplated hereby (it being agreed and understood that the indemnification provisions set forth in the Registration Rights Agreement shall govern any matters contemplated thereby); provided, however, that the Company shall not defend, protect, indemnify, hold harmless or otherwise be obligated with respect to any Indemnitee for Indemnified Liabilities that are the result of or arise out of such Indemnitee’s recklessness, willful misconduct or bad faith; and provided, further, that the Company shall not be required to defend, protect, indemnify and hold harmless under this Section 9.5 with respect to any Indemnified Liabilities incurred by the Indemnitees unless the aggregate amount of such Indemnified Liabilities subject to indemnification exceeds $100,000, and once such amount is exceeded, the Company shall defend, protect, indemnify and hold harmless the Indemnitees for all Indemnified Liabilities starting from dollar one.

9.6.                            Severability.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

9.7.                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, three Business Days after mailing or (d) if sent by reputable overnight courier service, one Business Day after delivery to such service; and shall be addressed as follows:

If to the Company, to:	with a copy to:

Genaissance Pharmaceuticals, Inc.	Hale and Dorr LLP
Five Science Park	60 State Street
New Haven, Connecticut 06511	Boston, Massachusetts 02109
Attention: Chief Financial Officer	Attention: Steven D. Singer, Esq.
Facsimile: (203) 786-3567	Facsimile: (617) 526-5000

If to the Investor, to:	with a copy to:

RAM Trading, Ltd.	Sidley Austin Brown & Wood LLP
c/o Ritchie Capital Management, LLC	Bank One Plaza
2100 Enterprise Avenue	10 South Dearborn Street
Geneva, Illinois 60134	Chicago, Illinois 60603
Attention: Jon Lewis, General Counsel	Attention: Jon A. Ballis, Esq.
Facsimile: (630) 232-4407	Facsimile: (312) 853-7036

9.8.                            Governing Law.  This Agreement and the Exhibits and Disclosure Schedule hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and the Disclosure Schedule and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.9.                            Submission to Jurisdiction; Waiver of Jury Trial.  (a)  Each of the Parties hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement, the Registration Rights Agreement or the Warrant, or any of the transactions contemplated hereby or thereby, to the jurisdiction of the United States District Court for the Northern District of Illinois and/or the Circuit Court of Cook County, Illinois and, to the extent permissible by law, waives any and all claims and objections that any such court is an inconvenient forum or improper venue.

(b)                                 EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT OR THE WARRANT, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10.                     Attorneys’ Fees.  In the event of any action or suit based upon or arising out of any actual or alleged breach by any Party of any representation, warranty or agreement in this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses of such action or suit from the losing party, in addition to any other relief ordered by the court.

9.11.                     Execution in Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile), each of which will be considered an original instrument, but all of which together will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by and delivered to each of the Parties.

9.12.                     Entire Agreement.  This Agreement and the Exhibits and Disclosure Schedule referred to herein, the Registration Rights Agreement, the Warrant and the other documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the Parties, including the Term Sheet dated as of October 7, 2003 entered into between the Company and Ritchie Capital Management, LLC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Series A Preferred Stock Purchase Agreement to be executed the day and year first above written.

GENAISSANCE
PHARMACEUTICALS, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: President & CEO

RAM TRADING, LTD.

By:	/s/ James R. Park
Name: James R. Park
Title: VP Ritchie Capital Management, LLC Investment Advisor to RAM Trading, Ltd.

Signature Page

to the

Series A Preferred Stock Purchase Agreement